Exhibit 99.1
For Immediate Release

Media/Investor Contacts:
Jinine Martin
jmartin@xhibitcorp.com
602.744.6003

XHIBIT CORP AGREES TO SALE OF LOYALTY BUSINESS

COMPANY WILL CONTINUE TO FOCUS ON DIRECT TO CONSUMER CHANNEL

Phoenix, AZ (September 9, 2014) – Xhibit Corp, parent company of SkyMall, LLC, the purveyor of the iconic, in-flight catalog, SkyMall, and SkyMall.com, announced today that it has completed the sale of all of its interests in its loyalty business, SkyMall Ventures, LLC, to Connexions Loyalty, Inc., for a cash purchase price of approximately $24 million, plus up to $3.9 million in future contingent consideration.

 “The sale of our loyalty business is bittersweet,” said Xhibit Chief Executive Officer Kevin Weiss. “Along with an incredible group of loyalty partners, our employees have built a very solid business. We are pleased that our partners and employees are now part of Connexions Loyalty and will continue to grow and benefit from this new venture."

With the sale of the loyalty business, Xhibit Corp. plans to focus it attention on its direct to consumer business which is headlined by SkyMall.com and the SkyMall in-flight catalog. “Our attention now shifts to accelerating the SkyMall transformation that began earlier this year.” Weiss continued. “We intend to leverage our well-know brand, re-dedicate ourselves to finding the ‘coolest stuff on the planet’, and expand our reach through our digital initiatives.”

Refer to the Xhibit Corp. 2013 Annual Report on Form 10-K and the Current Report on Form 8-K, each filed with the Securities and Exchange Commission on September 9, 2014 and available on the Xhibit Corp. website at http://www.xhibitcorp.com, for more information about the transaction and the impact of the transaction on the Xhibit Corp. business.

About Xhibit Corporation

Xhibit Corp. is the parent company of SkyMall, LLC, a multi-channel, direct marketer offering high-quality, innovative merchandise through the iconic SkyMall catalog and website, SkyMall.com. For more information see http://www.xhibitcorp.com.

About SkyMall Ventures, LLC

SkyMall Ventures, LLC is a provider of merchandise, gift cards and experiential rewards reaching millions of loyalty program members in various corporate and other loyalty programs throughout the United States.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of Xhibit Corp. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the SkyMall business and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects", “intended” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results and ultimate corporate actions could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors including, but not limited to, those factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov/. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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